Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Registration Statement (Form S-3 No. 333-228323) of Rhythm Pharmaceuticals, Inc.;
Registration Statement (Form S-8 No. 333-229642) pertaining to the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan of Rhythm Pharmaceuticals, Inc.;
Registration Statement (Form S-8 No. 333-223647) pertaining to the 2017 Equity Incentive Plan of Rhythm Pharmaceuticals, Inc.; and
Registration Statement (Form S-8 No. 333-220925) pertaining to the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan of Rhythm Pharmaceuticals, Inc.;

of our report dated March 8, 2019, with respect to the consolidated financial statements of Rhythm Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Rhythm Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 8, 2019